UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[X]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to §240.14a-12

WOLVERINE TUBE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wolverine Tube, Inc.
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801

April 18, 2006

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Wolverine Tube, Inc. on Tuesday, May 23, 2006 at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021. We hope that many of Wolverine’s stockholders will be able to attend the meeting and we look forward to greeting those in attendance.

     The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend in person, you are requested to indicate your vote, and sign, date, and promptly return the enclosed proxy in the envelope provided.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Wolverine. The Board of Directors and the management team look forward to seeing you at the meeting.

Sincerely,

Dennis J. Horowitz
Chairman, Board of Directors

Johann R. Manning, Jr.
President and Chief Executive Officer

Wolverine Tube, Inc.
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 23, 2006

To the Stockholders:

     Please take notice that the Annual Meeting of Stockholders of Wolverine Tube, Inc., a Delaware corporation, will be held on Tuesday, May 23, 2006 at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021 for the following purposes:

1.	To elect three (3) Class I directors to each serve a three-year term.

2.	To ratify the appointment of KPMG, LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

By Order of the Board of Directors

James E. Deason
Secretary

Huntsville, Alabama
April 18, 2006

IMPORTANT: Please fill in, date, sign and mail promptly the enclosed proxy in the postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even though you have already sent in your proxy.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
OF
WOLVERINE TUBE, INC.

     This Proxy Statement is furnished in connection with the solicitation by Wolverine Tube, Inc. (“Wolverine”) of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 23, 2006, at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021, or at any adjournment thereof.

INFORMATION CONCERNING THE SOLICITATION AND VOTING

General

     Our principal executive offices are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801. Our telephone number is (256) 890-0460. The date of this Proxy Statement is April 18, 2006, the approximate date on which this Proxy Statement, the accompanying Proxy and the Annual Report to Stockholders for the fiscal year ended December 31, 2005, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting.

     This solicitation of proxies is made on behalf of the Board of Directors (the “Board”) and the associated cost will be borne by Wolverine. We have retained Georgeson Shareholders Group (the “Solicitor”) to assist in the solicitation of proxies. We will pay approximately $5,500 in fees for the Solicitor’s services and will reimburse the Solicitor for reasonable out-of-pocket expenses.

     In addition to solicitation by mail and by the Solicitor, we may use the services of our directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them.

Record Date, Voting and Revocability of Proxies

     We had outstanding on March 31, 2006 (the “Record Date”), 15,058,903 shares of Common Stock, par value $0.01 per share (the “Common Stock”), all of which are entitled to vote on all matters to be acted upon at the meeting. Our By-laws provide that the holders of a majority of the shares issued and outstanding, present in person or represented by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described herein. In addition, by submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any other matter brought before the Annual Meeting. As of the date of this Proxy Statement, we do not know of any other business to be considered at the Annual Meeting.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors, which is determined by a plurality, if a quorum is present and voting. An automated system administered by the transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast for purposes of determining whether a proposal has been approved.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with our Secretary a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     The following table sets forth information as of March 31, 2006, with respect to the beneficial ownership of the outstanding Common Stock by (i) stockholders known by us to own (except as otherwise noted) beneficially more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer (or former executive officer) named in the Summary Compensation Table herein, and (iv) all directors and executive officers as a group. The number of shares of Common Stock outstanding as of March 31, 2006 was 15,058,903.

	Common Stock Beneficially Owned(1)
Name and Address	Shares	Percent
Rutabaga Capital Management (2) 64 Broad St, 3rd Floor Boston, MA 02109	1,800,800	12.0%

Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	1,533,100	10.2%

Dimensional Fund Advisors, Inc. (4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,281,470	8.5%

AXA Financial, Inc (5) 1290 Avenue of the Americas New York, NY 10104	708,730	4.7%

Merrill Lynch & Co, Inc. (6) (On behalf of Merrill Lynch Investment Managers (“MLIM”)) World Financial Center, North Tower 250 Vesey Street New York, NY 103841	677,900	4.5%

Dennis J. Horowitz (7)	609,730	3.9%

Johann R Manning, Jr. (8)	179,868	1.2%

Keith I. Weil (9)	141,281	*

James E. Deason (10)	124,083	*

Jan K. Ver Hagen (11)	71,011	*

Garry K. Johnson (12)	65,129	*

John L. Duncan (13)	57,111	*

Gail O. Neuman (14)	53,111	*

Allan J. Williamson (15)	10,919	*

Massoud Neshan (16)	7,600	*

Thomas B. Sabol (17)	1,836	*

Stephen E. Hare	—	*

Julie A. Beck	—	*

David M. Gilchrist, Jr.	—	*

William C. Griffiths	—	*

All directors and executive officers as a group (13 persons) (18)	1,316,233	8.1%

* Represents less than 1%

(1)	“Beneficially Owned” means, directly or indirectly, the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2)	As set forth on Schedule 13G, filed with the Securities and Exchange Commission on February 9, 2006.

(3	As set forth on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2006.

(4)	As set forth on Amendment No. 5 of Schedule 13G, filed with the Securities and Exchange Commission on February 1, 2006.

(5)	As set forth on Amendment No. 4 of Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2006.

(6)	As set forth on Amendment No. 4 of Schedule 13G, filed with the Securities and Exchange Commission on February 13, 2006.

(7)	Includes 513,116 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006.

(8)	Includes 137,677 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006.

(9)	Includes 127,479 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006.

(10)	Includes 99,475 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006.

(11)	Includes 59,511 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006. All of Mr. Ver Hagen’s outstanding shares of Common Stock are held in a revocable trust for which he serves as trustee.

(12)	Includes 55,697 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006.

(13)	Includes 52,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006 and 2,000 shares held by Mr. Duncan’s spouse.

(14)	Includes 53,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006.

(15)	Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of March 31, 2006.

(16)	Mr. Neshan resigned from Wolverine on September 6, 2005, and as a result, his beneficial ownership of Common Stock is not verified as of March 31, 2006.

(17)	Mr. Sabol resigned from Wolverine on November 4, 2005, and as a result, his beneficial ownership of Common Stock is not verified as of March 31, 2006.

(18)	Total does not include shares beneficially owned by Messrs. Sabol and Neshan, neither of whom were executive officers as of March 31, 2006.

PROPOSAL ONE – ELECTION OF DIRECTORS

     The Board has nominated Messrs. Gilchrist, Griffiths and Hare to be elected as Class I directors, each for a three-year term expiring in 2009. If elected, each nominee will hold office until his term expires and until his successor is elected and qualified. The Board knows of no reason why these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for director as the Board may recommend in the place of such nominee. THE BOARD RECOMMENDS VOTING “FOR” THE ELECTION OF THE THREE NOMINEES LISTED BELOW.

Information Regarding Nominees

     Our Restated Certificate of Incorporation provides for a Board comprised of between six and fifteen directors divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. As a result, approximately one-third of the Board is elected each year. Directors hold office until their terms expire and their successors have been elected and qualified.

     Currently, the Board has nine directors: the Class I directors are Messrs. Gilchrist, Griffiths and Hare; the Class II directors are Ms. Beck and Messrs. Duncan and Ver Hagen; and the Class III directors are Ms. Neuman and Messrs. Horowitz and Manning. Ms. Davis, a former Class I director, submitted her resignation on July 20, 2005. On the same day, Mr. Hare and Ms. Beck were appointed to the Board, to serve in Class I and Class II, respectively. Mr. Hauptfuhrer, a former Class III director, resigned on October 19, 2005. In order to allow the Stockholders to elect as many new directors as possible within the boundaries of the By-laws, the Board, upon the recommendation of the Corporate Nominating and Governance Committee, appointed Mr. Horowitz, who was previously a Class I director with a term expiring in 2006, to serve as a Class III director upon Mr. Hauptfuhrer’s resignation. Accordingly, Mr. Horowitz submitted a resignation from his position as a Class I director that become effective upon his appointment as a Class III director on October 19, 2005. Also on October 19, 2005, Messrs. Gilchrist and Griffiths were appointed as Class I directors. The combination of these Board actions allows for three of the five newly appointed directors to be elected at the Annual Meeting. Mr. Manning was appointed by the Board to serve as a Class III director, on December 9, 2005, thereby equalizing the number of directors in each class and increasing the number of directors on the Board to nine. If elected as Class I directors at the Annual Meeting, Messrs. Gilchrist, Griffiths and Hare will serve until their new terms expire in 2009 and their successors are elected and qualified.

Nominees for Election as Class I Directors Whose Terms Will Expire in 2009:

Name	Age	Principal Occupation During the Past Five Years
Stephen E. Hare	52	Mr. Hare has been a director of Wolverine since July 2005. Mr. Hare, CPA, has served as the President of Publisher Services Group of Cadmus Communications Corporation (“Cadmus”) since 2003; from 2001 to 2003 he served as Executive Vice President and Chief Financial Officer of Cadmus. Cadmus is a provider of services to scientific, technical and medical publishers and is the nation’s fifth largest periodical printer. Prior to joining Cadmus, Mr. Hare was employed by AMF Bowling Worldwide as Executive Vice President and Chief Financial Officer from 1996 to 2001. AMF Bowling Worldwide completed reorganization under Chapter 11 of the U.S. Bankruptcy Code in 2001.

William C. Griffiths	54	Mr. Griffiths has been a director of Wolverine since October 2005. Mr. Griffiths was elected Chairman of the Board of Champion Enterprises (“Champion”) in March 2006 and has been employed by Champion since 2004 as its President and Chief Executive Officer. Champion is a leading manufactured housing company traded on the NYSE (NYSE: CHB). Prior to joining Champion, Mr. Griffiths was employed as President of the Fluid Systems Division of SPX Corporation from 1998 to 2004. From 1994 to 1998, Mr. Griffiths served as President of Waukesha Cherry-Burrell, an International manufacturer of fluid handling, heat exchange and food processing equipment.

David M. Gilchrist, Jr.	57	Mr. Gilchrist has been a director of Wolverine since October 2005. Mr. Gilchrist has served as President and Chief Executive Officer of Jackson Products, Inc. (“Jackson”) since 2003. Mr. Gilchrist was originally brought into Jackson during a workout process, to facilitate an orderly transition necessitated by a prepackaged reorganization under Chapter 11 of the U.S. Bankruptcy Code or a debt for equity exchange. Subsequently, in January 2004, Jackson reorganized under Chapter 11 of the U.S. Bankruptcy Code. Jackson, a privately held company, is a manufacturer of personal and highway safety products including welding helmets, hard hats, marking equipment and traffic cones. From 1995 to 2003, Mr. Gilchrist was employed as President and Chief Executive Officer of VP Buildings, Inc, a manufacturer of metal buildings.

Incumbent Directors Whose Terms Will Expire in 2007:

Name	Age	Principal Occupation During the Past Five Years
John L. Duncan	72	Mr. Duncan has been a director of Wolverine since December 1993. In October 2002, Mr. Duncan stepped down as President and Chief Executive Officer of Martin Industries, Inc. (“Martin”), a position he held since June 2000. Mr. Duncan also served as director of Martin from May 1999 through October 2002. During this time Martin manufactured and sold pre-engineered fireplaces, gas heaters, gas logs and related equipment. On December 27, 2002, Martin filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Duncan retired as President and Chief Executive Officer of Murray Ohio Manufacturing Co., a position he held from 1987 to 1994.

Jan K. Ver Hagen	68	Mr. Ver Hagen has been a director of Wolverine since January 1996 and served as the non-executive Chairman of the Board from May 1998 until December 2000. In 2001, Mr. Ver Hagen retired as Senior Vice President, reporting to the President, of Emerson Electric Co. (“Emerson”), a manufacturer and marketer of electronic and electrical products, a position he held since 1999. Prior to rejoining Emerson, Mr. Ver Hagen was employed by United Dominion Industries, Limited as Vice Chairman in 1998 and as President and Chief Operating Officer from 1994 to 1998. Mr. Ver Hagen also serves as a director of Flow International Corporation and trustee of The Wisconsin Alumni Research Foundation.

Julie A. Beck	43	Ms. Beck has been a director of Wolverine since July 2005. Ms. Beck, CPA, has been Senior Vice President and Chief Financial Officer of Journal Register Company (NYSE: JRC), a leading U.S. newspaper publishing company, since January 2006. Prior to joining Journal Register Company and since 2003, Ms. Beck served as Senior Vice President and Chief Financial Officer of Norwood Promotional Products, Inc. Prior to joining Norwood Promotional Products, Ms. Beck was employed as Vice President of Finance for Temple-Inland, Inc. and its subsidy Inland Paperboard and Packaging, Inc. and Director of Finance for Rockwell Automation.

Incumbent Directors Whose Terms Will Expire in 2008

Name	Age	Principal Occupation During the Past Five Years
Dennis J. Horowitz	59	Mr. Horowitz is Non-Executive Chairman of the Board of Directors of Wolverine, a position he has held since December 2005, when he retired as Chief Executive Officer of Wolverine. Mr. Horowitz served as Chief Executive Officer, President and a director of Wolverine from March 1998 until February 2005, becoming Chairman of the Board in January 2001. From February 2005 until December 2005, he held the positions of Chief Executive Officer and Chairman. Prior to joining Wolverine, Mr. Horowitz served as Corporate Vice President and President of the Americas of AMP Incorporated, a high technology electric connector and interconnection systems company, since September 1994. Mr. Horowitz also serves as a director of Technitrol, Inc. and Superconductor Technologies, Inc.

Gail O. Neuman	59	Ms. Neuman has been a director of Wolverine since November 1997. In 2000, Ms. Neuman retired as the Vice President-Human Resources and General Counsel of Nissan Motor Manufacturing Corporation U.S.A. (“Nissan”), a vehicle manufacturer. She had been employed with Nissan since 1981.

Johann R. Manning, Jr.	45	Mr. Manning has been President, Chief Executive Officer and a member of the Board of Directors since December 2005. He previously held the position of President and Chief Operating Officer from February 2005 until December 2005. Prior to that time, Mr. Manning held the positions of Senior Vice President, Fabricated Products and General Counsel of Wolverine from October 2001 until February 2005; Senior Vice President of Human Resources and General Counsel from May 2000 until October 2001 and Vice President of Human Resources and General Counsel from May 1998 until May 2000.

Board Meetings and Committees

     During 2005, the Board held eight meetings. Each of the directors, except for Ms. Davis, attended at least 75% of the aggregate number of meetings of the Board and the committees of which the director was a member during the past year.

     Messrs. Horowitz, Ver Hagen, Duncan and Manning currently serve as members of the Executive Committee. The purpose of the Executive Committee is to act in the place and stead of the Board, to the extent permitted by law and our By-laws and within certain limits set by the Board, on matters that require Board action between meetings of the Board. The Executive Committee held five meetings during 2005.

     Ms. Neuman and Messrs. Duncan and Griffiths currently serve as members of the Compensation Committee. The responsibilities of the Compensation Committee are described under "Compensation Committee Report on Executive Compensation." The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee held three meetings during 2005.

     Members of the Executive and Compensation Committees also conducted a number of telephone conferences during 2005, for which the members were not compensated, for the purpose of updating the members on various issues during the year.

     Ms. Beck and Messrs. Hare and Ver Hagen currently serve as members of the Audit Committee. The Audit Committee of the Board is responsible for providing independent, objective oversight of Wolverine’s accounting functions and internal controls and procedures. The Board has determined that all of the members of the Audit Committee are independent and financially literate within the meaning of Securities and Exchange Commission (“SEC”) regulations and the listing standards of the New York Stock Exchange. The Board has also determined that Ms. Beck and Mr. Hare are each qualified as an audit committee financial expert within the meaning of SEC regulations and that both Ms. Beck and Mr. Hare have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee held five meetings during 2005.

     Ms. Neuman and Mr. Gilchrist currently serve as members of the Corporate Nominating and Governance Committee. The Corporate Nominating and Governance Committee is responsible for developing policies and practices relating to corporate governance and fostering a climate of respect, trust and candor. In addition, the Corporate Nominating and Governance Committee identifies candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also ensures the performance of the Board’s and each committee’s self-evaluation. The Board has determined that all of the members of the Corporate Nominating and Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Nominating and Governance Committee held four meetings in 2005.

     The charters of the Compensation Committee, Audit Committee and Corporate Nominating and Governance Committee, as well as our corporate governance guidelines and our code of business conduct and ethics that applies to our directors, officers and employees (including our chief executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions), are available on our website (www.wlv.com) or in print upon written request at no charge. The Audit Committee charter also is attached as Appendix A to this proxy statement.

Independence

     The Board has affirmatively determined that all of the directors, including the directors nominated for election, are independent of Wolverine and its management under the listing standards of the New York Stock Exchange, with the exception of Mr. Horowitz and Mr. Manning. Mr. Horowitz is considered a non-independent director because of his recent employment as an executive of Wolverine. Mr. Manning is considered a non-independent director because of his current employment as an executive of Wolverine.

Executive Sessions and Lead Director

     It is the policy of the Board to hold an executive session of the non-management directors without management participation at each Board meeting. Mr. Duncan has been appointed by the non-management directors as the lead director to preside over the executive sessions. Information on how to communicate with the lead director or non-management directors is provided under Communications to the Board of Directors, the Committees and Non-Management Directors below.

Communications to the Board of Directors, the Committees and the Non-Management Directors

     Stockholders and other parties interested in communicating directly to the Board, any committee, the lead director or the non-management directors may do so by writing to the address listed below. All communications will be forwarded directly to the addressee.

Wolverine Tube, Inc.
[Addressee*]
200 Clinton Avenue, Suite 1000
Huntsville, AL 35801

     *The “Addressee” description will allow Wolverine to direct the communication to the intended recipient.

Board Attendance at Annual Stockholders’ Meeting

     We have a policy that directors are expected to attend our annual meeting of the stockholders. Our By-laws require the Board to hold a meeting immediately following the annual meeting of stockholders. Thus, the annual meeting of stockholders and the Board meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of the stockholders. With the exception of one former director, all then sitting directors attended our 2005 annual meeting of stockholders.

The Director Nomination Process

     The Board has adopted the following Board Policy Regarding Director Nominations (the “Nominations Policy”). The Nominations Policy describes the process by which candidates for possible inclusion in the slate of director nominees are selected. The Nominations Policy is administered by the Corporate Nominating and Governance Committee.

     Criteria for Board Members. Each director nominee must possess at least the following qualifications:

•	High ethical standards and integrity.

•	A willingness to be accountable for Board decisions.

•	Ability to meet a director’s duty of care and loyalty to stockholders.

•	Ability to provide wise, informed and thoughtful counsel to top management.

•	A history of achievement that reflects superior standards.

•	Loyalty and commitment to the success of Wolverine.

•	Ability to take tough positions while at the same time working as a team player.

•	A background that provides a portfolio of experience and knowledge commensurate with our needs.

     Director nominees must also be selected to ensure that the members of the Board, as a group, and its committees maintain the requisite qualifications of SEC regulations and the listing standards of the New York Stock Exchange.

     Internal Process for Identifying Candidates. The Corporate Nominating and Governance Committee has two primary methods for identifying director nominees (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the Board, our senior level executives and individuals personally known to the members of the Board. Second, the committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

     Proposals for Director Nominees by Stockholders. In accordance with the Nominations Policy, the Corporate Nominating and Governance Committee will accept proposals from Qualified Stockholders regarding potential candidates for director nominees. The Corporate Nominating and Governance Committee will evaluate a candidate proposed by a Qualified Stockholder if such proposal satisfies the notice, information and consent provisions of the Nominations Policy. A “Qualified Stockholder” is a single stockholder or a group of stockholders that has beneficially owned more than 5% of our Common Stock for at least one year and that will hold the required number of shares through the date of the annual meeting of stockholders.

     In order to be considered by the Corporate Nominating and Governance Committee for an upcoming annual meeting of stockholders, the Corporate Nominating and Governance Committee must receive the proposal regarding the potential candidate not less than 120 calendar days before the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. We provide this information in our proxy statement relating to the previous year’s annual meeting under “Stockholder Proposals to Be Presented at the Next Annual Meeting.” If we change our annual meeting date by more than 30 days from year to year, the notice must be received by the Corporate Nominating and Governance Committee no later than the close of business on the tenth day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed. The procedures described in this paragraph are meant to establish an additional means by which certain stockholders can have access to our process for identifying and evaluating candidates, and is not meant to replace or limit a stockholder’s general nomination rights in any way.

     Any candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects as determined by the Corporate Nominating and Governance Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under the listing standards of the New York Stock Exchange.

     If a stockholder, other than a Qualified Stockholder, submits a proposal regarding a potential candidate for a director nominee by the deadline described above for the Qualified Stockholders and the candidate meets the minimum criteria, the Corporate Nominating and Governance Committee will review the proposal and determine whether the proposal should be accepted and whether the candidate should be evaluated in accordance with the procedures set forth below.

     Evaluation of Candidates. The Corporate Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the Corporate Nominating and Governance Committee’s initial evaluation, a candidate meets the criteria for Board membership, the Chair of the Corporate Nominating and Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other members of the Corporate Nominating and Governance Committee, the Chairman of the Board and the Chief Executive Officer. Later reviews will be conducted by other members of the Corporate Nominating and Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Corporate Nominating and Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration. The candidates recommended for the Board’s consideration will be those individuals that will create a Board that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

     If the Corporate Nominating and Governance Committee receives a proposal regarding a potential candidate from a Qualified Stockholder and ultimately determines that such individual is not a suitable nominee, the Corporate Nominating and Governance Committee, upon receipt of the necessary consents, will disclose the basis for its determination in the proxy statement relating to such annual meeting of stockholders.

     General Nomination Right of All Stockholders. In accordance with our By-laws, any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder (a) is a stockholder of record entitled to vote for the election of directors at the annual meeting and (b) timely submits proper written notice, containing the information and consents required by our By-Laws, to our Secretary. In order to be timely, notice of the nomination must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. In the event that we do not publicly announce the date of the annual meeting at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder is timely if received no later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting.

Board Compensation

     Our 2001 Stock Option Plan for Outside Directors (the “Director Plan”) provides for non-qualified stock option grants to non-employee directors. Under the Director Plan, each non-employee director initially receives a non-qualified option to purchase 5,000 shares of Common Stock upon first becoming a director, and is granted a non-qualified option to purchase 1,000 shares of Common Stock automatically on each anniversary of such director’s election to the Board.

     The Director Plan is administered by the Administration Committee, which is composed of the members of the Board who are not outside directors. The Administration Committee also has the authority to grant options in lieu of any retainers or other compensation for directors, in addition to the initial and annual options grants discussed above.

     Options granted under the Director Plan have an exercise price on the date of grant equal to the fair market value of the Common Stock (as defined in the Director Plan). Options granted upon initial election to the Board of Directors vest at the rate of 33 - 1/3% per year, and options granted upon the anniversary dates of such election or in lieu of cash retainers (if any) vest immediately. Director Plan options have a term of ten years unless terminated sooner due to cessation of director status or otherwise pursuant to the Director Plan. No option granted under the Director Plan is transferable or assignable by the outside director other than by the laws of descent and distribution or to certain of the director’s immediate family members or family entities. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. The Director Plan will expire in 2011.

     On May 19, 2005, the Board agreed to a $1,500 reduction in their annual $30,000 cash retainer, which is paid semi-annually. In addition, the Board and the Administrative Committee of the Director Plan granted to each non-employee director of the Company a non-qualified option to purchase 5,000 shares of the Company’s common stock. This grant includes their annual automatic 1,000 option grant on the anniversary of such director’s election to the Board and a discretionary 4,000 option grant. The stock options have a ten-year term, an exercise price of $7.06 and vest immediately, and are otherwise subject to the terms and conditions of the Company’s 2001 Stock Option Plan for Outside Directors (a copy of which is filed as Appendix B to the Company’s Proxy Statement dated April 12, 2001 and incorporated herein by reference) and the Non-Qualified Option Agreement thereunder (a form of which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2004 and incorporated herein by reference). Also, in 2005, each non-employee director received $1,500 for each Board or committee meeting attended and an additional $1,500 for each such meeting chaired, and Mr. Duncan received an additional $1,500 per Board meeting attended for serving as lead director. Additionally, for Executive Committee meetings for which Mr. Duncan was invited, he received $3,000 for each meeting attended. Employee directors do not receive additional compensation for serving on the Board. Effective December 9, 2005, commensurate with his retirement as Chief Executive Officer of the Company, Mr. Horowitz will be compensated $75,000 annually for his responsibilities as the Chairman of the Board of Directors pursuant to an agreement described under “Severance, Retirement, Consultant and Director Agreements” below.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or accrued on behalf of our Chief Executive Officers during 2005, the four most highly compensated executive officers other than the Chief Executive Officer serving at December 31, 2005 and two Executive Officers who terminated employment in 2005 (collectively, the “Named Executive Officers”) for services rendered in the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

		Annual compensation					Long-Term Incentive Awards
Name and principal position	Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards(a)	Common Stock Underlying Options (Shares)	All Other Compensation(b)
Johann R. Manning, Jr.	2005	$350,939	$—		$—		$170,513	84,495	$22,826
President and Chief	2004	226,208	182,360	(d)	—		44,658	15,536	20,671
Executive Officer (c)	2003	219,620	32,000		—		28,499	23,852	2,419

Dennis J. Horowitz	2005	$596,558	$—		$10,331	(c)	$204,667	98,170	$168,846
Chairman of the Board	2004	595,000	432,000	(c)	—		178,548	62,113	165,023
	2003	595,000	155,000	(c)	—		60,750	125,000	6,080

James E. Deason	2005	$122,473	$—		$—		$62,100	—	$1,640,643
Senior Vice President,	2004	253,452	117,222		—		51,035	17,755	66,829
Chief Financial Officer	2003	247,271	34,618		—		19,444	28,807	3,870
and Secretary

Keith I. Weil	2005	$228,035	$—		$—		$44,864	18,421	$25,985
Senior Vice President,	2004	227,248	85,218	(c)	—		44,858	15,607	25,162
International and	2003	227,248	—		—		17,824	26,407	2,235
Strategic Development

Garry K. Johnson	2005	$192,122	$—		$—		$43,618	13,460	$19,399
Senior Vice President,	2004	184,500	69,188		—		32,779	11,404	18,018
Sales	2003	179,998	21,000		—		12,397	18,365	864

Allan J. Williamson	2005	$127,363	$—		$—		$6,324	5,000	$2,610
Corporate Controller	2004	116,838	28,668		—		2,108	2,500	933
	2003	101,725	5,804		—		7,349	1,500	791

Thomas B. Sabol	2005	$209,295	$—		$7,500	(e)	$18,225	5,000	$138,585
Former Senior Vice	2004	20,833	—		—		—	10,000	38
President, Chief Financial
Officer and Secretary

Massoud Neshan	2005	$144,375	$—		$—		$32,782	16,028	$5,076
Former Senior Vice	2004	205,967	38,619		—		39,040	13,580	25,760
President, Technology	2003	201,929	24,070		—		15,167	22,470	2,499

(a)	Amount of restricted stock awards based on market value on date of grant. Fifty percent of the shares vest on each of the first and second anniversaries of the date of grant, except that; (i) 2,500 shares of restricted stock granted to Mr. Manning on October 23, 2003, which are included in the Restricted Stock Awards column above, vested in equal parts on January 1, 2004 and 2005; (ii) all 2004 restricted stock awards, which were granted on May 19, 2004, vested in equal parts on March 15, 2005 and 2006; (iii) restricted stock awards granted to Mr. Johnson, Mr. Williamson and Mr. Sabol on May 19, 2005 vest in equal parts over a three year period on each of the anniversaries of the date of grant and (iv) the restricted stock award granted to Mr. Deason on November 7, 2005 will vest in its entirety on the one year anniversary of the date of the grant. In the event that any dividends are paid with respect to the Common Stock in the future, such dividends also will be paid on the restricted stock. The number of shares of restricted stock awarded to Messrs. Manning, Horowitz, Deason, Weil, Johnson, Williamson, Sabol and Neshan in the years reported was (i) 28,053; 22,919; 10,000; 5,024; 5,000; 800; 2,500 and 3,671, respectively in 2005; (ii) 4,237; 16,940; 4,842; 4,256; 3,110; 200; 0 and 3,704, respectively, in 2004; (iii) 6,475; 15,000; 4,801; 4,401; 3,061; 1,500; 0 and 3,745, respectively, in 2003. The number of shares of unvested restricted stock held by each of the Named Executive Officers as of December 31, 2005, and the value of those shares as of that date were as follows: Mr. Manning — 30,172 ($152,668); Mr. Horowitz — 31,389 ($158,828); Mr. Deason — 10,000 ($50,600); Mr. Weil — 7,152 ($36,189); Mr. Johnson — 6,555 ($33,168); and Mr. Williamson — 900 ($4,554). Due to the separation of employment with Messrs. Neshan and Sabol, all shares of unvested restricted stock were surrendered as of the date of separation.

(b)	The 2005 amounts include (i) 401(k) matching contributions made by Wolverine for Messrs. Manning, Horowitz, Deason, Weil, Johnson, Williamson, Sabol and Neshan of $3,234, $3,234, $1,231, $3,122, $3,234, $1,542, $2,783 and $3,234, respectively; and (ii) group life insurance premiums paid by Wolverine on behalf of Messrs. Manning, Horowitz, Deason, Weil, Johnson, Williamson, Sabol and Neshan of $490, $1,655, $753, $630, $632, $1,068, $525 and $725, respectively. In 2004, Wolverine agreed to pay split-dollar life insurance premiums for the Named Executive Officers without a repayment obligation prohibited by the Sarbanes-Oxley Act and to make gross-up payments in an amount to compensate the Named Executive Officers for the tax liability associated with such premium payments. Consequently, the 2005 amounts reported in the All Other Compensation column also include the following: (A) the value of the continuing coverage of these policies attributable for federal income tax purposes to Messrs. Manning, Horowitz, Deason, Weil, Johnson and Neshan of $1,097; $12,062; $4,362; $1,507; $787 and $1,117, respectively; (B) premiums paid by Wolverine with respect to these policies on behalf of Messrs. Manning, Horowitz, Deason, Weil and Johnson of $9,900; $90,000; $36,000; $12,500 and $9,500 respectively; and (C) tax gross-ups relating to these premium payments for Messrs. Manning, Horowitz, Deason, Weil and Johnson of $6,105; $61,895; $24,186; $8,226 and $5,246 respectively. Additionally, within the terms of Mr. Deason’s retirement in March 2005, he received his vested benefits under the Executive and Restoration retirement plans in the amount of $1,574,112. Also, within the terms of Mr. Sabol’s Severance Agreement, he received a lump sum payment of $97,777 in November 2005 and $37,500 in March 2006.

(c)	Reflects positions as of March 2006.

(d)	Mr. Manning’s 2004 bonus includes $17,000 representing the cash settlement of a special restricted share unit award in 2004 related to his increased operational duties with respect to Wolverine’s Montreal facility and reflects a bonus adjustment to recognize the results of the Study defined and described in the Compensation Committee Report on Executive Compensation which indicated his compensation was below market relative to the other Executive Officers.

(e)	Tax gross-up amounts for relocation expenses attributable to Mr. Horowitz and stipend paid to Mr. Sabol for incidental expenses related to relocation.

Option Grants in Last Fiscal Year

     The following table contains information concerning the stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2005.

					Potential Realizable Value at Assume Rates of Stock Price Appreciation for Option Term (b)
					5%		10%
Name	Number of Shares of Common Stock Underlying Opions Granted(a)	Individual Grant Percent of Total Options Granted to Employees in 2005	Exercise Price Per Shares	Expiration Date	Price Per Share	Aggregate Value	Price Per Share	Aggregate Value
Johann R. Manning, Jr.	34,495	9.29%	$8.93	03/29/2015	$14.55	$93,725	$23.16	$490,937
Johann R. Manning, Jr.(c)	50,000	13.46%	4.93	12/09/2005	8.03	155,023	12.79	392,858
Dennis J. Horowitz	98,170	26.43%	8.93	03/29/2015	14.55	551,326	23.16	1,397,167
James E. Deason	—	—	—	—	—	—	—	—
Keith I. Weil	18,421	4.96%	8.93	03/29/2015	14.55	103,453	23.16	262,170
Garry K. Johnson	13,460	3.62%	8.93	03/29/2015	14.55	75,592	23.16	191,564
Allan J. Williamson	5,000	1.35%	8.93	03/29/2015	14.55	28,080	23.16	71,161
Thomas B. Sabol(d)	5,000	1.35%	8.95	02/01/2006	8.95	—	8.95	—
Massoud Neshan(d)	16,028	4.32%	8.93	09/06/2005	8.93	—	8.93	—

(a)	The Board of Directors approved the accelerated vesting of all out-of-the-money, unvested, non-qualified stock options granted prior to October 18, 2005, which were priced above $7.42.

(b)	The assumed annual rates of appreciation of five and ten percent would result in the price of the Common Stock increasing from $8.93 to $14.55 and $23.16 per share, respectively.

(c)	The assumed annual rates of appreciation of five and ten percent would result in the price of the Common Stock granted to Mr. Manning December 9, 2005 increasing from $4.93 to $8.03 and $12.79 per share respectively.

(d)	Unvested stock option grants made to Messrs. Sabol and Neshan were forfeited as of the date of separation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

     The following table sets forth information with respect to stock options exercised by the Named Executive Officers during 2004 and the value of unexercised options to purchase Common Stock granted in all years to any of the Named Executive Officers and held by them as of December 31, 2005.

			Number of Shares of Common Stock Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(a)
Name	Shares Acquired on Exercise	Value Realized	Vested	Unvested	Vested	Unvested
Johann R. Manning, Jr.	—	$—	123,581	57,951	$16,060	$14,531
Dennis J. Horowitz	—	—	513,116	—	84,166	—
James E. Deason	9,050	41,362	105,475	—	14,043	—
Keith I. Weil	16,303	64,019	114,037	8,802	8,890	8,890
Garry K. Johnson	6,121	37,705	49,575	6,122	—	6,183
Allan J. Williamson	—	—	9,500	500	1,010	505
Thomas B. Sabol (b)	—	—	15,000	—	—	—
Massoud Neshan (b)	—	—	—	—	—	—

(a)	The fair market value at December 31, 2005 was $5.06 per share of Common Stock, which was the sales price in the last transaction in the Common Stock on the New York Stock Exchange on December 30, 2005.

(b)	Unvested stock option grants made to Messrs. Sabol and Neshan were forfeited as of the date of separation.

Equity Compensation Plan Information

     The following table provides information relating to shares of Common Stock that may be issued under our two equity compensation plans in effect as of December 31, 2005, our 2001 Stock Option Plan for Outside Directors and 2003 Equity Incentive Plan. Although our 1993 Stock Option Plan for Outside Directors and our 1993 Equity Incentive Plan have expired and are no longer available for new awards, 161,184 shares and 1,067,351 shares, respectively, of our Common Stock were subject to outstanding awards under these plans as of December 31, 2005.

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	1,975,395	$9.16	313,210	(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	1,975,395	$9.16	313,210	(1)

(1)	Comprised of 71,118 shares of Common Stock available for issuance under the 2001 Stock Option Plan for Outside Directors, and 242,092 shares of Common Stock available for issuance under the 2003 Equity Incentive Plan, which may be issued in the form of or upon exercise of stock options, restricted stock or other equity awards.

Plans and Arrangements

     Retirement Plans. Most of our U.S. employees, including our executive officers, are eligible to participate in the Wolverine Tube, Inc. Retirement Plan (the “Retirement Plan”). This funded noncontributory defined benefit pension plan provides an annuity benefit, upon retirement at normal retirement age of 65, of (i) 1.5% of average monthly compensation, averaged over the 60 month period that produces the highest average during the last 120 months of employment, times (ii) years of service to Wolverine, minus (iii) an adjustment for Social Security benefits as described in the Retirement Plan. Upon early retirement prior to age 60, a reduction will be made to the foregoing benefit equal to 4% for each year by which such retirement precedes age 60, ending at age 55, the minimum age to receive pension benefits. A minimum of five years of service is needed for eligibility for an early retirement benefit. There is a minimum benefit of 1.25% of average monthly base compensation multiplied by years of service with Wolverine; however, no executive is expected to receive a benefit under this formula. Effective on February 28, 2006, we amended the Retirement Plan to cease the accrual of all future retirement benefits. The retirement benefits accrued under the Retirement Plan through February 28, 2006, will be preserved for those employees who were qualified eligible participants in the Retirement Plan on February 28, 2006.

     We also have a Supplemental Benefit Restoration Plan (the “Restoration Plan”) that is a non-qualified defined benefit pension plan, which provides benefits to employees whose compensation, exceeds the amount allowed under the Retirement Plan. The benefits provided under the Restoration Plan are identical to the benefits provided by the Retirement Plan, except that under the Retirement Plan final average annual compensation for purposes of determining plan benefits is currently capped at $220,000 pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) limits. Benefits under the Restoration Plan are not subject to this limitation. However, Restoration Plan benefits are offset by any benefits payable from the Retirement Plan. Benefits under the Restoration Plan can be paid in a lump sum as well as in the forms permitted under the Retirement Plan. On December 9, 2005, we elected to cease the accrual of all future retirement benefits under the Restoration Plan, effective as of February 28, 2006. The retirement benefits accrued under the Restoration Plan through February 28, 2006, will continue to be maintained for those employees who were qualified eligible participants in the Restoration Plan on February 28, 2006.

     The following table shows the estimated annual benefits payable upon normal retirement at age 65 for the Named Executive Officers in 2005 under the Retirement Plan and Restoration Plan for persons in specified remuneration and years of service classifications.

Pension Plan Table
Retirement Plan and Restoration Plan

	Age 65 Annual Retirement Benefits in 2006 for Various Service Periods
Final Average Salary	5	10	15	20	25	30	35
150,000	10,122	20,245	30,367	40,490	50,612	60,735	71,985
175,000	11,997	23,995	35,992	47,990	59,987	71,985	85,110
200,000	13,872	27,745	41,617	55,490	69,362	83,235	98,235
225,000	15,747	31,495	47,242	62,990	78,737	94,485	111,360
250,000	17,622	35,245	52,867	70,490	88,112	105,735	124,485
275,000	19,497	38,995	58,492	77,990	97,487	116,985	137,610
300,000	21,372	42,745	64,117	850,490	106,862	128,235	150,735
350,000	25,122	50,245	75,367	100,490	125,612	150,735	176,985
400,000	18,872	57,745	86,617	115,490	144,362	173,235	203,235
500,000	36,372	72,745	109,117	145,490	181,862	218,235	255,735
600,000	43,872	87,745	131,617	175,490	219,362	263,235	308,235
700,000	51,372	102,745	154,117	205,490	256,862	308,235	360,735
800,000	58,872	117,745	176,617	235,490	294,362	353,235	413,235
900,000	66,372	132,745	199,117	265,490	331,862	398,235	465,735
1,000,000	73,872	147,745	221,617	295,490	369,362	443,235	518,235
1,100,000	81,372	162,745	244,117	325,490	406,862	488,235	570,735

     The benefits described in the table above are calculated on a straight life annuity basis and are not subject to any reduction for Social Security or other offset amounts.

     The compensation of participants included in the Final Average Salary column above consists of base pay, overtime, commissions and non-incentive bonus payments (which is the amount in the Salary column of the

Summary Compensation Table) plus year-end bonuses or incentive compensation not in excess of one-half of base pay received in the current year. Messrs. Manning, Horowitz, Deason, Weil, Johnson, Williamson and Neshan had compensation of $350,939; $596,558; $122,473; $228,035; $192,122; $127,363 and $144,375, respectively, for purposes of the above table, as of December 31, 2005.

     As of December 31, 2005 Mr. Horowitz had eight years of credited service in the Retirement Plan, Mr. Deason had eleven years, Mr. Weil had seven years, Mr. Manning had eight years, Mr. Johnson had twenty-seven years, Mr. Williamson had three years and Mr. Neshan had six years.

     In 2002, the Compensation Committee approved the establishment of the Wolverine Tube, Inc. Supplemental Executive Retirement Plan (the “Executive Plan”). The Executive Plan provided retirement benefits to executives who were employed at the level of senior vice president or above and who were approved for participation by the Compensation Committee upon the recommendation of the Chief Executive Officer. The Executive Plan provided a monthly benefit to a participant at the normal retirement age of 65 of fifty-five percent (55%) of his final average compensation reduced by benefits under the Retirement Plan, the Restoration Plan, and the age 65 Social Security benefit. In the case of Mr. Horowitz, the annual benefit payable was increased by $6,000 for each year of service. To be eligible for a benefit the participant must have attained age fifty-five when he terminated employment and completed twelve or more years of service, except that Mr. Deason and Mr. Horowitz were exempted from the service requirement. Final average compensation used to calculate the Executive Plan benefits were based upon compensation in the highest three calendar years of the last ten calendar years of employment. Such compensation was based upon compensation as defined under the Retirement Plan except (i) it was not subject to the limitation applicable under the Retirement Plan (i.e., $210,000 in 2005); (ii) the entire bonus was recognized and a bonus equal to 25% of base pay was assumed if the actual bonus was less; (iii) bonuses are recognized in the year earned rather than when paid; and (iv) base and bonus pay received after a change in control was to be recognized in the Plan Years to which it was attributable even if it was received in a lump sum.

     On December 9, 2005, we terminated the Executive Plan, effective December 16, 2005. At the time the Executive Plan was terminated, there were four participants in the Executive Plan, Messrs. Horowitz, Manning, Weil and Johnson. With the exception of Mr. Horowitz, no other participant had a vested interest in his retirement benefits under the Executive Plan. Other than the final payment of $587,697 due Mr. Horowitz, no further benefits will be payable to any participant under the Executive Plan.

     Benefits under the plan are payable in the forms permitted under the Retirement Plan and in the form of a lump sum payment. The benefit payable to a participant who retires before the normal retirement age of 65 is reduced at a rate of 2.5% for each of the first ten years the benefit payment date precedes the normal retirement age. The Social Security benefit is not offset from the benefit until the participant reaches age 65. If benefits become payable before age 55 following a change in control, the benefit will be further reduced on an “actuarial equivalent” basis from age 55 to the participant’s age when benefits begin. Benefits become fully vested upon a change in control and are immediately payable in the event of a termination of employment following the change in control.

     In February 2003, we transferred $4,275,000 to a rabbi trust in order to have funds available to meet a portion of our vested benefit obligations to Messrs. Horowitz and Deason under the Restoration Plan and the Executive Plan. Mr. Deason retired on March 31, 2005, and previously elected to have his vested benefits under the Restoration Plan and the Executive Plan paid to him in a lump sum of $1,455,699 on April 15, 2005, representing the benefits Mr. Deason was entitled to under the Restoration Plan and Executive Plan if he had voluntarily terminated services without cause on December 31, 2004, and an additional $118,412 paid on October 24, 2005, representing the benefits under those plans that accrued in 2005. We paid these amounts from our general operating funds. Mr. Horowitz retired on December 9, 2005, and had also previously elected to have his vested benefits under the two plans paid to him in a lump sum of $5,147,733 on January 15, 2006, representing the benefits Mr. Horowitz was entitled to under the plans if he had voluntarily terminated services without cause on December 31, 2004. Mr. Horowitz will also receive a lump sum payment of $587,697 no earlier than six months after December 9, 2005, the date of his retirement, representing the benefits under these plans that accrued in 2005.

     Severance Pay Plan. Our severance pay plan provides benefits to all eligible salaried employees who have at least one year of service and who are involuntarily terminated for reasons other than for cause. Severance benefits include payment of all accrued vacation and two weeks pay at the employee’s current base salary plus one week’s pay for each full year of continuous service, not to exceed 26 weeks. Acceptance of severance benefits requires the execution of a general release in a form acceptable to Wolverine of all claims against Wolverine, except claims in accordance with the provisions of applicable benefit plans.

     Other Arrangements. On September 6, 2005, Mr. Neshan resigned his position as Senior Vice President, Technology. Following Mr. Neshan’s resignation, we entered into a settlement agreement with Mr. Neshan to resolve certain claims made by Mr. Neshan. Under the terms of the settlement agreement, we agreed to provide Mr. Neshan certain benefits, including a cash payment equal to $395,000, payable in two installments of $200,000 and $195,000, on March 31, 2006 and May 16, 2006, respectively. In addition, we agreed to reimburse Mr. Neshan for COBRA payments for a period extending eighteen months from the date of his resignation, unless he becomes employed by an employer that offers medical insurance for which he is eligible before the eighteen-month period ends. The settlement agreement also includes Mr. Neshan’s agreement to a general release of claims against Wolverine and related parties, as well as his agreement to certain non-compete, non-solicitation and secrecy provisions.

Severance, Retirement, Consultant and Director Agreements.

     Severance, Retirement, Consultant and Director Agreements. On November 4, 2005, Mr. Sabol resigned his position as Senior Vice President, Chief Financial Officer and Secretary in order to pursue other career interests. In connection with Mr. Sabol’s resignation, we entered into a severance agreement with Mr. Sabol. Under the terms of the severance agreement, we agreed to provide Mr. Sabol certain benefits, including: (A) a lump sum cash payment equal to $97,777, representing the sum of the following; (i) an amount equal to four months of Mr. Sabol’s base salary in effect immediately prior to his resignation; (ii) an amount equal to the cost necessary for Mr. Sabol to continue his medical insurance coverage under our group health plan pursuant to COBRA for a period of four months following his resignation; (iii) an amount equal to the estimated cost for Mr. Sabol to purchase disability and life insurance similar to the coverage he received under our plans for a period of four months following his resignation; and (iv) eleven months’ car allowance: (B) an amount equal to the mid-point percentage of monthly base salary under our bonus plan for 2005, which in no event will be less than forty-five percent of Mr. Sabol’s monthly base salary multiplied by four, payable at the same time bonus payments are made to other executives, but no later than March 15, 2006: (C) reimbursement for certain business, travel and living expenses previously incurred by Mr. Sabol; and (D) outplacement services for up to six months. The severance agreement also includes Mr. Sabol’s general release of claims against Wolverine and related parties, as well as his agreement to certain non-compete, non-solicitation and secrecy provisions.

     On March 31, 2005, Mr. Deason retired from his position as Executive Vice President, Chief Financial Officer, Secretary and as a member of the Board. On February 10, 2005, we entered into a consulting agreement with Mr. Deason, effective March 31, 2005. The consulting agreement provided that Mr. Deason, upon his retirement on March 31, 2005, would provide up to 55 hours of financial and consulting services during the remainder of 2005 and 2006, in consideration for Wolverine amending certain option awards held by Mr. Deason on such date to permit vesting thereof as scheduled on April 11, 2005 and May 19, 2005. The consulting agreement also provided that Mr. Deason could provide up to an additional 100 hours of consulting services as requested by the Chief Executive Officer, Chief Financial Officer, or Board, at a rate of $100 per hour in exchange for Wolverine providing Mr. Deason with retiree medical insurance coverage under our group health plan at the active employee rate.

     On November 7, 2005, Mr. Deason re-joined Wolverine and was appointed Chief Financial Officer, Senior Vice President, Corporate Secretary, principal financial and accounting officer. In connection with re-joining Wolverine, Mr. Deason accepted the terms of our offer letter, dated November 7, 2005, . Pursuant to the offer letter, Mr. Deason will receive an annual base salary of $280,000, and will be eligible for a maximum annual bonus payout of 70% of his base salary under our annual performance incentive plan beginning in 2006. Mr. Deason will be eligible for equity grants in accordance with our 2003 Equity Incentive Plan and received a grant of 10,000 restricted shares of our common stock on November 7, 2005, with a one-year vesting period. Mr. Deason will be entitled to certain other benefits available to employees and to senior executive officers, including health, dental and disability insurance, participation in the Company’s 401(k) plan, four weeks’ annual vacation (pro-rated for 2005) and financial counseling services. Mr. Deason will be subject to certain secrecy, non-solicitation and non-competition provisions set forth in the offer letter. In connection with our re-employment of Mr. Deason in accordance with the offer letter, the consultant agreement we entered into with Mr. Deason, effective March 31, 2005, was terminated as of November 7, 2005.

     On November 17, 2005, we entered into a retirement agreement with Mr. Horowitz, effective December 9, 2005. The retirement agreement provides that Mr. Horowitz will retire from his position as Chief Executive Officer and from all other officer, fiduciary and employee positions with Wolverine and its subsidiaries other than his position as a director and Chairman of the Board effective as of the close of business on December 9, 2005. In addition, the retirement agreement provides for, or confirms Mr. Horowitz’s existing entitlement to, certain benefits, including the following:

•	Mr. Horowitz became entitled to begin receiving distributions under our Retirement Plan, Restoration Plan and Executive Plan as of his retirement date.

•	Mr. Horowitz is eligible to receive a pro-rata 2005 bonus in accordance with the our annual performance incentive plan, which bonus (if any) will be paid to Mr. Horowitz no earlier than awards are paid to other participants in the plan.

•	All of Mr. Horowitz’s outstanding unvested stock options and restricted stock became fully vested as of his retirement date, and all such stock options will be exercisable by Mr. Horowitz for the remainder of their terms.

•	Mr. Horowitz is entitled to receive certain welfare benefits, including medical and dental insurance benefits until his 65th birthday or until he is eligible for coverage offered by another employer; continued participation in our split-dollar life insurance program for senior executives, and participation in our life and accidental death and dismemberment insurance plans as provided to all retirees.

     The retirement agreement includes provisions requiring Wolverine to continue to indemnify and provide directors’ and officers’ liability insurance coverage to Mr. Horowitz consistent with the coverage provided to other directors and officers. The retirement agreement also contains certain secrecy, non-solicitation and non-competition provisions in favor of Wolverine.

     On November 17, 2005, we entered into a consultant agreement with DH Partners LLC (“DH Partners”), an entity wholly owned by Mr. Horowitz. During the term of the consultant agreement, DH Partners will provide up to 100 business days per year (with no more than 15 days per month) of such advisory consulting services as may reasonably be requested by the Chief Executive Officer or the Board, which services must be provided on behalf of DH Partners only by Mr. Horowitz. As compensation for these services, we will pay DH Partners an annual fee of $225,000. Wolverine will also provide certain secretarial and administrative support and reimbursement for reasonable travel, client entertainment and other business expenses in accordance with our policies. The consultant agreement has a term of two years, though DH Partners’ services may be terminated by either Wolverine or DH Partners at any time during this term. In case of early termination, we will have no further obligation to pay DH Partners any consulting fees or reimburse DH Partners for any expense thereafter, except that, if Wolverine terminates the consultant agreement other than for “cause,” or if DH Partners terminates the consultant agreement for “good reason” (as those terms are defined in the consultant agreement), we must pay DH Partners a lump sum equal to the consultant fees DH Partners would have received through the end of the term. The term may be extended by mutual agreement of the parties, at which time the parties will also agree on the type and amount of consulting services as well as the consulting fee for such extended period. The consultant agreement contains an indemnity provision in favor of DH Partners and Mr. Horowitz, as well as confidentiality provisions in favor of Wolverine.

     On November 17, 2005, we entered into a director agreement with Mr. Horowitz setting forth the terms and conditions of Mr. Horowitz’s post-retirement service as a director and non-executive Chairman of the Board. The director agreement provides that, from and after December 9, 2005, Mr. Horowitz will serve in the following capacities as determined by our stockholders, the Board and Mr. Horowitz: (i) director and non-executive Chairman of the Board until our 2008 annual meeting of stockholders, and (ii) member of up to two committees of the Board during his term as director. As compensation for such services (and in lieu of the retainers and meeting fees otherwise paid to non-employee directors), the director agreement provides that we will pay Mr. Horowitz an annual fee of $75,000 plus equity grants equivalent to those received by other outside directors, along with reasonable travel expenses consistent with Wolverine’s travel reimbursement practices for directors. We will also provide Mr. Horowitz with certain secretarial and administrative support and will reimburse Mr. Horowitz for reasonable client entertainment and other business expenses in accordance with our policies. The director agreement will terminate no later than the date of our 2008 annual meeting of stockholders, and if Mr. Horowitz ceases to be a director for any reason prior to that date, we will have no further obligation to pay Mr. Horowitz any fees or reimburse him for any expenses incurred thereafter. The director agreement includes provisions requiring Wolverine to indemnify and provide liability insurance to Mr. Horowitz in connection with his service as director consistent with the coverage provided to other directors.

Change in Control, Severance and Non-Competition Agreements.

     We have entered into Change in Control, Severance and Non-Competition Agreements (“Change in Control, Severance Agreements”) with some of the Named Executive Officers. The Change in Control, Severance Agreements generally provide that we will make certain payments to the Named Executive Officer if (i) his employment is terminated or he resigns in certain circumstances, (ii) during the term of employment and for a period of three years following termination of employment, the Named Executive Officer will not disclose or improperly use confidential information relating to Wolverine, (iii) for a period of two years following termination of employment, the Named Executive Officer will not solicit business from Wolverine’s customers, and (iv) during the term of employment and for a specified period of years following termination of employment, the Named Executive Officer will not compete with Wolverine in the United States.

     The Change in Control, Severance Agreements with each of Messrs. Manning, Weil and Johnson provide that if such officer is terminated for cause or he resigns other than for certain enumerated reasons, he is entitled to only the severance benefits, if any, provided by our standard procedure and practice and payment of his salary through the date of his termination or resignation. The Change in Control, Severance Agreements with Messrs. Manning, Weil and Johnson provide that (i) if such officer is terminated without cause or resigns for any reason within two years following a change in control, he is entitled to three years’ salary (two years for Mr. Johnson) or (ii) if such termination or resignation for any of the enumerated reasons occurs in any other circumstances, he is entitled to two years’ salary plus, in either case, payment for any unused vacation time for that year (payable either in a lump sum or in periodic payments over two or three years, as applicable) plus continuation of his medical and disability insurance benefits until the earlier of the expiration of 24 months (36 months (24 months for Mr. Johnson) in the event of a change in control) or the date on which the executive is covered under any other comparable plan. After such medical and disability coverage is exhausted, we will provide Messrs. Manning, Weil, and Johnson access to the medical and disability group insurance coverage available to our employees at their expense (based on the amount charged active employees) until they attain the age of sixty-five or until they have access through another employer. The Change in Control, Severance Agreements for Messrs. Manning, Weil and Johnson also provide they are to be reimbursed the cost of maintaining life insurance coverage comparable to the coverage under our group life insurance plan until the earlier of 24 months (36 months (24 months for Mr. Johnson) in the event of a change in control) or when equivalent coverage is obtained under another group life insurance plan. The Change in Control, Severance Agreements with each of Messrs. Manning, Weil and Johnson also provide that, in the event such officer is terminated without cause or resigns for any reason within two years of a change in control, he would be entitled to an additional lump sum amount equal to the greater of the maximum percentage of annual base salary payable to the officer under our bonus plan but no less than forty-five percent of his base salary for each year that continuing payments are made pursuant to the Change in Control, Severance Agreement, except that, in the event the termination or resignation occurs after the first six months of our fiscal year, then he would be entitled to receive the greater of the actual amount of the annual bonus to which he would be actually entitled to be paid pursuant to our annual bonus plan for the year in which the termination occurred or the amount to be paid the officer for the first of the years he is to be paid a substitute bonus amount. In those circumstances following a change in control, each officer would also be entitled to reimbursement for outplacement services utilized by him for up to one year (6 months for Mr. Johnson) following termination or resignation.

     In the case of Messrs. Manning and Weil, their Change in Control, Severance Agreements also provide that if they are terminated by Wolverine without cause or resign from employment for any reason within two years following a change in control and they have not qualified for a benefit under the Executive Plan, we will pay them a lump sum cash benefit equal to the actuarial equivalent of a single life annuity payable over their lifetime equal to fifty-five percent of their final average compensation reduced by two and half percent for each year the payment date precedes their normal retirement date and reduced further by benefits under the Retirement Plan, the Restoration Plan and the age 65 Social Security benefit. The Change in Control, Severance Agreements for Messrs. Manning and Weil further provide that if the Executive Plan is terminated, the payment described in the preceding sentence shall remain payable applying the definitions applicable to the Executive Plan on the date the Change in Control, Severance Agreement was entered into as if Mr. Manning and Mr. Weil had satisfied the age fifty-five and twelve years of service requirement applicable under the Executive Plan on the date the Change in Control, Severance Agreement was entered into. If Messrs. Manning and Weil are eligible for a benefit under the Executive Plan at the time of such resignation, they shall be entitled to the greater of (i) the benefit described in the first sentence of this paragraph less the benefit provided under the Executive Plan as amended and (ii) the benefit then provided under the Executive Plan as amended as of the date they terminated employment. The special supplemental retirement benefit provided Messrs. Manning and Weil as described in this paragraph is also payable if there is a change in control within a two year period following their termination of employment without cause with such benefit calculated as of the date of their termination of employment.

     The Change in Control, Severance Agreements for each of Messrs. Manning and Weil provide that payments made under any change in control provision of any of our compensation or benefit plans which are subject to an “excess parachute payment” tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply.

     Effective as of December 9, 2005, and as part of Mr. Horowitz’s retirement agreement, all rights and obligations of Wolverine and Mr. Horowitz under his Change in Control, Severance Agreement were terminated without any liability of either party thereunder.

     Mr. Sabol was also party to a Change in Control, Severance Agreement having terms and conditions similar to those contained in the Change in Control, Severance Agreements for the other Named Executive Officers. As part of the severance agreement entered into with Mr. Sabol on November 4, 2005, Wolverine and Mr. Sabol agreed that, except for Mr. Sabol’s obligation to adhere to the secrecy, non-solicitation, non-competition and equitable relief provisions under the Change in Control, Severance Agreement, the Change in Control Severance Agreement was terminated and of no further force an effect as of November 4, 2005, and the parties agreed that Mr. Sabol was not due any payments under the Change in Control, Severance Agreement.

     Mr. Deason was also party to a Change in Control, Severance Agreement having terms and conditions substantially similar to those contained in the Change in Control, Severance Agreements of Messrs. Manning,Weil and Johnson. Upon his retirement on March 31, 2005, Mr. Deason’s Severance Agreement provided that he was entitled to the severance benefits under our general procedures and practices and the employee benefits due to him pursuant to the provisions of the governing plans. As a result of Mr. Deason’s resignation effective March 31, 2005, all rights and obligations of Wolverine and Mr. Deason under his Change in Control, Severance Agreement were terminated without any liability of either party thereunder. Pursuant to Mr. Deason’s November 7, 2005, offer letter, Mr. Deason is guaranteed six months’ base pay and a prorated bonus if Wolverine experiences a change in control (as defined in the offer letter) within six months of November 7, 2005, or alternatively, one year’s base pay and bonus if Wolverine experiences a change in control after six months from November 7, 2005 have passed. In any event, Mr. Deason must still be an employee at the time of the change in control event in order to receive any payment of base pay or bonus.

Compensation Committee Interlocks and Insider Participation

     In 2005, Ms. Neuman and Mr. Duncan served on the Compensation Committee. Mr. Hauptfuhrer also served on the Compensation Committee, until he resigned from the Board on October 19, 2005, when Mr. Griffiths replaced him on the Compensation Committee for the remainder of 2005. No members of Wolverine's Compensation Committee, except Mr. Hauptfuhrer, had any relationships which are reportable under this section. For a description of our relationship with Mr. Hauptfuhrer and Wachovia Corporation see "Independence" and "Certain Relationships and Related Transactions" herein.

Compensation Committee Report on Executive Compensation

     Overview. The Compensation Committee has the authority delegated by the Board over Wolverine’s general compensation policies, and in particular the responsibility for setting and administering the policies that govern compensation of Wolverine’s executive officers. The Compensation Committee, which is comprised of three independent directors, evaluates the performance of management and determines the compensation levels for the Chief Executive Officer and those officers that report directly to the Chief Executive Officer, including the Named Executive Officers.

     The objective of the Compensation Committee is to establish policies and programs to attract, retain and motivate key executives, and to serve the financial interests of Wolverine’s stockholders while providing appropriate incentives to its executive officers. The primary elements of executive and senior officer compensation are comprised of various combinations of base salaries, annual cash bonus awards, long-term incentive compensation awards, including stock option and restricted stock awards, retirement plans, severance and change in control arrangements, and other benefits and perquisites included in the “Summary Compensation Table” above and the related footnotes. These compensation items are designed to foster achievement of Wolverine’s performance goals (by tying certain of these elements to individual and strategic objectives), align executive and shareholder interests through equity awards, and be competitive within Wolverine’s industry and locations.

     Base salary is based on factors such as the individual executive or senior officer’s level of responsibility and a comparison to similar positions within Wolverine and in comparable companies. In 2005, annual cash bonus programs were generally based on Wolverine’s performance measured against the attainment of financial and other objectives established annually by the Board of Directors, and on achieving individual performance objectives. No bonus awards were made to senior officers for performance in 2005. The 2006 bonus program will be based on financial performance metrics related to year over year improvements and in comparison to plan objectives.

     Long-term incentive awards, which are paid in the form of restricted stock and stock option awards, are intended to align the executive’s or senior officer’s interests with those of the stockholders in promoting Wolverine’s long-term growth, and are determined based on the executive’s or senior officer’s contributions to Wolverine, scope of responsibilities, strategic and operational goals, salary and previous grants of options and other equity awards. In 2005 Wolverine’s retirement plans consisted of the Retirement Plan, the Restoration Plan and the Executive Plan. Effective on February 28, 2006, Wolverine ceased the accrual of all future retirement benefits under the Retirement Plan and Restoration Plan. Effective December 16, 2005, Wolverine terminated the Executive Plan and other than the final payment of $587,697 due Mr. Horowitz, no further benefits will be payable to any employee under the Executive Plan. These retirement plans and Wolverine’s severance arrangements are discussed under “Plans and Arrangements” above. Further information on each of the compensation elements is set forth below.

     Salaries. Base salaries for executive and certain senior officers (other than the Chief Executive Officer) are subject to adjustment annually, following a review by the Chief Executive Officer. In the course of the review, performance of the individual with respect to objectives specific to each person’s position and responsibilities is evaluated, as are any changes in responsibility, as well as salaries for similar positions and levels of responsibility within Wolverine and in comparable companies, such as those discussed under Compensation Study below or in previous compensation studies by Wolverine. The specific position objectives for each officer that reports directly to the Chief Executive Officer are set by the Chief Executive Officer, and vary for each executive and for each year. The overall performance of Wolverine is not weighed heavily in the base salary review in contrast with the bonus and long-term incentive components. When all reviews are completed, the Chief Executive Officer presents his recommendation to the Compensation Committee for its review, any adjustments and final approval. Each executive’s situation is reviewed by the Compensation Committee and discussed with the Chief Executive Officer. Executive salary merit increases for 2005 ranged from 0%–3.3%. In addition, Mr. Johnson received a salary increase of 7.6% and Mr. Williamson received a salary increase of 2.9%, reflecting adjustment of duties and the relevant market considerations. Mr. Manning received a salary increase of 9% in July 2005, based upon his promotion to President and Chief Operating Officer in February 2005, and subsequently 32.3% in December 2005 in connection with his promotion to Chief Executive Officer. Both promotional increases also reflected an analysis of his duties and market comparisons.

     With respect to the Chief Executive Officer, the Compensation Committee reviews and establishes a base salary, which is influenced by feedback and input by the non-employee members of the Board as to their assessment of the Chief Executive Officer’s performance and the Compensation Committee’s expectations as to his future contributions. Competitive compensation data, from the Study defined and discussed below and prior compensation studies, is also a major factor in establishing the Chief Executive Officer’s salary, but no precise formula is applied in considering this data.

     Bonuses. In recent years, executive officers were eligible to receive cash bonus awards based upon both individual achievement as well as Wolverine’s financial and strategic performance. Pursuant to Wolverine’s annual management bonus plans for 2005, annual cash bonus objectives were based on both sets of criteria. The Board of Directors of Wolverine reviewed the business plan, capital expenditure plans and other factors developed by management and then approved company objectives for the year and set specific targets. The Compensation Committee approved the individual performance objectives recommended by the Chief Executive Officer and then incorporated the individual and company targets into the bonus plans. Threshold targets for the company objectives were developed, one below which no cash bonus based on company performance would be paid, and two additional levels which determine the measures for achieving a bonus as a percentage of base salary. Individual performance factors considered include the attainment of objectives in financial performance, product development, market share, representation of Wolverine at analyst and investor meetings, development of management personnel, succession planning, attainment of individual goals and other considerations.

     For 2005, each executive’s bonus was based 50% on attainment of individual objectives and 50% on company objectives. Other than the Chief Executive Officer, possible bonuses ranged from 0% - 70% of base salary, depending on performance. The Chief Executive Officer’s bonus potential ranged from 0% - 117% of base salary depending on performance, with a mid-range target of 70%. In measuring individual objectives with respect to the Chief Executive Officer, the Compensation Committee has assessed such factors as executive management skills, investor relations, leadership, Wolverine’s performance in the context of market conditions, strategic planning and development, and succession planning.

     The Committee has on occasion exercised discretion related to the payment of bonuses when it determined that circumstances warrant such adjustment, as in the case of a decision not to award any bonus to any executive under the individual component of the bonus program in 2006, given the Company’s overall 2005 performance.

     In that the Committee believes it is appropriate in 2006 for management to focus on achieving certain financial performance metrics related to year over year improvements, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), any payment of cash bonus awards to the Chief Executive Officer and the Named Executive Officers based on 2006 performance will be determined solely on the Company’s attainment of predetermined levels of EBITDA. Long-Term Incentive Awards, Including Stock Options and Restricted Stock Awards. Stock options and restricted stock grants are an integral part of each executive’s or senior officer’s compensation. These equity awards are intended to assist in executive and senior officer retention and align the interests of the executive or senior officer with those of the stockholders by providing a stake in Wolverine. All equity-based awards for management are granted pursuant to Wolverine’s 2003 Equity Incentive Plan. In making grants of equity awards, the Compensation Committee takes into account the total number of shares available for grant under the applicable plan, prior grants outstanding and estimated requirements for future grants. Individual awards take into account peer group comparisons provided by a national compensation consulting firm, the executive’s or senior officer’s contributions to Wolverine, scope of responsibilities, strategic and operational goals, salary and previous grants of options and other equity awards.

     Grants of stock options to participants have been made at fair market value on the date of the grant, vest over a period of three years, and expire after ten years. Restricted stock awards have previously vested over a two year period. In May 2005, restricted stock awards were issued based on a three year vesting schedule with the exception of the 10,000 shares of restricted stock issued to Mr. Deason upon his return to Wolverine as Chief Financial Officer, which will vest over a period of one year measured from November 7, 2005. Stock options provide incentives for retention over the vesting period and for performance which enhances stock price. Restricted stock provides similar incentives while providing a full value award which is less dilutive of the number of shares available.

     In determining equity-based awards for the Chief Executive Officer, the Compensation Committee weighs all of the above factors. However, in recognition of the Chief Executive Officer’s critical role in developing strategies for the long-term benefit of Wolverine, awards may be granted that are greater than may be indicated by comparisons of relative salary amounts to other Wolverine executives. Stock options and restricted stock are important elements in attracting and retaining capable executives at all levels, and this is particularly so in the case of the Chief Executive Officer.

     Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility of certain executive officers’ compensation that exceeds $1.0 million per year and that does not qualify as performance-based compensation as defined in the Code. The 2003 Equity Incentive Plan includes provisions that would enable the Compensation Committee to structure future executive compensation as performance-based compensation within the meaning of Section 162(m). The Compensation Committee will continue to monitor this issue with a view towards maximizing compliance with Section 162(m) while maintaining the flexibility to provide competitive compensation even if a portion of such compensation is rendered nondeductible by reason of Section 162(m).

     Benefits under the Retirement, Restoration and Executive Plans; Severance Plan. These aspects of compensation discussed under “Plans and Arrangements” above are considered by the Compensation Committee in evaluating total compensation for each individual executive and Wolverine’s overall cost of compensation. Retention, recruitment, incentive, and competitive factors are weighed, in addition to financial measures. Effective February 28, 2006, Wolverine ceased the accrual of all future retirement benefits under the Retirement Plan and Restoration Plan. Effective December 16, 2005, Wolverine terminated the Executive Plan and other than the final payment of $587,697 due Mr. Horowitz, no further benefits will be payable to any employee under the Executive Plan.

     Other Benefits and Perquisites. These features of compensation likewise are included in the Committee’s overall compensation review. The value of these items is included in the Summary Compensation Table and the related footnotes above. In 2002, after the passage of the Sarbanes-Oxley Act of 2002 (the “Act”), Wolverine suspended paying premiums on split-dollar life insurance in order to review compliance with certain restrictions under the Act. In 2004, the Compensation Committee made the decision, to as near as practical, keep whole the then Named Executive Officers, due to any regulatory changes affecting the split-dollar life insurance policies. Due to the fact that additional premium payments under a collateral assignment split-dollar arrangement could be deemed a loan to the then Named Executive Officer and thus prohibited under the Act, the Company froze the split-dollar arrangements and established a program that bonuses the premiums (and any gross-up to compensate for tax liability) to the then Named Executive Officer in order to keep whole the Executive for this life insurance benefit.

     Compensation Study. To assist in determining compensation policies, the Compensation Committee from time to time retains management and compensation consulting firms to evaluate Wolverine’s various compensation programs. Additional information on compensation also is derived in the course of recruiting senior executives to Wolverine.

     During 2004, the Compensation Committee engaged a national compensation consulting firm (the “Firm”) to conduct a study (the “Study”) of Wolverine’s overall executive compensation to assess the recruitment, retention and competitive effects, provide data to support Wolverine’s pay philosophy and assist with the director’s duty to shareholders. The Compensation Committee continued to use information from the Study as one method of testing the appropriateness of executive compensation programs and payments, together with factors such as market capitalization, profitability and others it deemed relevant. The Committee considered the Study, the additional information reviewed, and the performance of individual executives and Wolverine overall in setting 2006 compensation and may engage advisors or gather additional data as it deems necessary in the future.

     Summary. As it relates to base pay compensation for the Named Executive Officers other than the Chief Executive Officer for 2005, merit pay increases each ranged from 0% – 3.3%. Mr. Johnson received a salary adjustment to his salary of 7.6% and Mr. Williamson received a 2.9% increase, both based upon an analysis of duties and market adjustments. Mr. Manning’s salary adjustments during 2005 of 9% and 32.3% related to an analysis of duties and market adjustments, and promotions to President and Chief Operating Officer and then Chief Executive Officer, respectively. No bonuses were paid to executives in 2006 for 2005 performance. Bonus criteria for the 2006 bonus program will be based on financial performance metrics related to year over year improvements and in comparison to plan objectives.

     Based on available information, including the Study, the Compensation Committee believes that the executive compensation policies and programs described in this report serve the interests of Wolverine’s stakeholders, that Wolverine’s level of base salaries is generally competitive and the potential pay-out under Wolverine’s bonus program as adjusted from time to time will cause bonus levels to be competitive as well. The Compensation Committee continually reviews Wolverine’s compensation programs to ensure that the overall package is competitive, balanced, and the proper incentives and rewards are provided.

Compensation Committee
John L. Duncan
William C. Griffiths
Gail O. Neuman

Certain Relationships and Related Transactions

     Mr. W. Barnes Hauptfuhrer, one of Wolverine’s directors who retired during 2005, also, retired from his position as Co-Head of the Corporate and Investment Banking Division and Senior Executive Vice President of Wachovia Corporation, the parent company of First Union Securities, Inc., Wachovia Bank, National Association and First Union National Bank, on May 1, 2004. First Union Securities, Inc., acting under the trade name Wachovia Securities, was one of the initial purchasers of our 10½% Senior Notes due 2009, issued on March 27, 2002. Wachovia Bank serves as indenture trustee, paying agent and registrar for the 10½% Senior Notes as well as for our 7-3/8% Senior Notes due 2008. Wachovia Bank also is a lender and the administrative agent under our $35.0 million secured revolving credit facility, and serves as the agent and, along with its affiliate Variable Funding Capital Company LLC, a liquidity provider under our $70.0 million receivables sale facility. In addition, Wachovia Bank served as transfer agent for our Common Stock and administrator of our stock plans, before being acquired by American Stock Transfer and Trust Company in December 2005. We believe that the services performed by these certain subsidiaries of Wachovia Corporation and the compensation we pay to these subsidiaries for such services are on terms comparable for similar transactions of this type with third parties and are otherwise fair to us. Mr. Hauptfuhrer resigned from his position on our Board of Directors on October 19, 2005.

COMPANY STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the five-year cumulative total stockholder return on the Common Stock since December 31, 2000, with the cumulative total stockholder return of the S&P Industrials Index, the NYSE Composite Index and the Russell 2000 Index, assuming reinvestment of any dividends.

COMPOSITE PRICE CHART

140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
2000
2001
2002
2003
2004
2005
Wolverine Tube, Inc.
Russell 2000
NYSE Composite
S&P 500 Industrials

TOTAL CUMULATIVE RETURNS

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
Wolverine Tube, Inc.	100.00	80.35	40.42	44.60	91.40	35.82
Russell 2000	100.00	96.78	75.90	110.33	129.09	133.38
NYSE Composite	100.00	90.70	72.72	93.66	105.44	112.77
S&P 500 Industrials	100.00	72.42	54.62	69.01	74.94	76.71

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     The members of the Board, our executive officers and persons who hold more than ten percent of our Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports of beneficial ownership and changes in beneficial ownership of our equity securities and to furnish us with copies of all reports that they file. Based solely on our review of the copies of such reports received by us and written representations from our executive officers and directors, we believe that, for the fiscal year ended December 31, 2005, required reports were timely filed except that Mr. Neshan failed to timely file a Form 4 with respect to one transaction involving the surrender of shares of restricted stock in connection with the termination of his employment. This transaction was subsequently reported on Form 5.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board reviews and approves the scope of the audit performed by our independent auditors and our accounting principles and internal accounting controls. The Audit Committee is composed of three independent directors, and operates under a written charter adopted and approved by the Board. The Board has determined that each of the members of the Audit Committee is independent and financially literate under the SEC regulations and the listing standards of the New York Stock Exchange. Ms. Beck and Mr. Hare are audit committee financial experts, within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

     The Audit Committee reviews Wolverine’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG, our company’s independent auditor for 2005, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, KPMG will express its own opinion on the effectiveness of the company’s internal control over financial reporting.

     In this context, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. KPMG has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee also concluded the KPMG’s provision of audit and non-audit services to Wolverine and its affiliates is compatible with KPMG’s independence.

     Based on the considerations referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2005 be included in our Annual Report on Form 10-K for 2005 and to select KPMG as the independent auditor for the company for 2006. This report is provided by the following independent directors, who constitute the Audit Committee:

The Audit Committee
Stephen E. Hare
Julie A. Beck
Jan K. Ver Hagen

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected KPMG as our independent auditors for the fiscal year ending December 31, 2006, and recommends that the stockholders vote for ratification of such appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interests of Wolverine and its stockholders. Representatives of the firm of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. THE BOARD RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Principal Accounting Firm Fees

     Fees (including reimbursement for out-of-pocket expenses) paid to our independent outside audit firms for services in 2005 and 2004 were as follows:

2005	Audit Fees	Audit- Related Fees	Tax Preparation and Compliance Fees	Tax Research, and Planning Fees	All Other Fees
KPMG	$1,174,900	$105,000	$—	$—	$—

2004
KPMG	$965,000	$37,400	$—	$—	$—
Ernst & Young	181,200	52,000	27,000	104,200
Total 2004	$1,146,200	$89,400	$27,000	$104,200	$—

     Audit-related fees consisted primarily of retirement and benefit plan audits and consultation concerning accounting and financial reporting. Tax services consisted primarily of compliance and other tax advice regarding special Wolverine projects. The Audit Committee considers the compatibility of non-audit services by its independent outside firm.

Audit Committee’s Pre-Approval Policies and Procedures

     The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy that requires the Audit Committee to pre-approve audit, audit related and tax services provided by Wolverine’s independent outside audit firm. In 2005 and 2004, 100% of such fees have been approved by the Audit Committee. The Audit Committee will review such services and approve only those services that are consistent with the SEC’s rules on auditor independence.

OTHER BUSINESS

     Wolverine knows of no other matters to be submitted at the Annual Meeting. By submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any matter brought before the Annual Meeting.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE NEXT ANNUAL MEETING

     In order for a stockholder proposal to be considered for inclusion in the proxy statement for our 2007 Annual Meeting of Stockholders, such proposal must be received by us at our principal executive offices no later than December 18, 2006. In accordance with the rules of the SEC, we may exclude from the proxy statement any proposals that are not timely. Alternatively, in accordance with our By-laws, any stockholder may bring a proposal directly before the 2007 Annual Meeting of Stockholders if the stockholder (a) is a stockholder of record entitled to vote at the annual meeting and (b) timely submits proper written notice, containing the information and consents required by our By-laws, to our Secretary. In order to be timely, notice of the proposal must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. In the event that we do not publicly announce the date of the annual meeting at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder is timely if received no later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting.

By Order of the Board of Directors

Dennis J. Horowitz
Chairman of the Board of Directors
April 18, 2006

Appendix A

AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY

The Audit Committee (The “Committee”) of the Board of Directors shall assist the directors in fulfilling their oversight responsibilities. The Committee will review the financial reporting process, the system of internal controls, the audit process and the Company’s process for monitoring compliance with laws and regulations. In performing its duties, the Committee will maintain free and open communication between the directors, the independent auditors, the internal auditors, outside legal counsel and the financial and legal management of the Company.

   ORGANIZATION

The Committee shall be comprised of at least three directors all of whom, in the judgment of the Board of Directors, shall be independent and shall also meet the qualifications as set out in the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange listing standards. All Committee members will have the ability to read and understand financial statements and at least one member shall, in the judgment of the Board of Directors, be an Audit Committee financial expert as defined by the rules and regulations of the Securities and Exchange Commission. The Committee will meet a minimum of four times a year.

   RESPONSIBILITIES

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to be able to best react to changing conditions and to ensure that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Committee will:

•	Obtain the approval of the full Board of Directors of this Charter, and review and reassess this Charter at least annually or as conditions dictate;

•	Engage, evaluate, oversee and terminate the independent auditors regarding their audit of the financial statements of the Company and its divisions and subsidiaries and set their compensation;

•	Pre-approve all audit and permitted non-audit services to be performed by the independent accounting firm; or delegate the authority to pre-approve such services to one or more members of the Committee who shall report any decision to pre-approve any services to the full Committee at its regularly scheduled meeting;

•	Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Committee, as the shareholders’ representatives;

•	Review and concur with management’s appointment, termination or replacement of the Company’s Manager in charge of the internal audit function and, if applicable, any outsourced internal audit functions;

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit, including the timing of the audit and the procedures to be utilized. At the conclusion of the audit process, review with the independent auditors their findings;

•	Review with the independent auditors the performance of the Company’s internal auditor and the financial and accounting personnel, as well as the adequacy and effectiveness of the accounting and financial controls of the Company. Elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable;

•	Review communications received by the Company from regulators and other legal and regulatory matters that may have a material effect on the financial statements or on the Company’s compliance policies;

•	Review the activities and organizational structure of the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors;

•	Inquire of management, the internal auditor and the independent auditors about significant areas of risk or exposure and assess the steps management has taken to minimize such risks;

•	Receive prior to each meeting a summary of findings from completed internal audit reviews and a progress report on the proposed internal audit plan;

•	Review the financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual report to shareholders and other SEC filings with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in or adoptions of accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability of accounting principles and the clarity of the financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates and other significant decisions made in preparing the financial statements;

•	Management and the independent auditors will review with the Committee Chairman and the Manager in charge of the internal audit function the interim financial reports before they are filed with the Securities and Exchange Commission or other regulators;

•	Provide opportunity for the internal auditors and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel and the cooperation that the independent auditors received during the course of the audit;

•	Review accounting and financial human resources and succession planning within the Company;

•	Report the results of the annual audit to the Board of Directors and, if requested by the Board, invite the independent auditors to attend the full Board of Directors’ meeting to assist in reporting the results of the annual audit or to answer the directors’ questions;

•	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services, as required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors;

•	At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•	Receive a report from the independent auditor, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of the Company, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management;

•	Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion;

•	Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors;

•	Have a clear understanding with the Company’s outside legal counsel that they are accountable to the Board of Directors and the Committee, and as such, must bring matters of disagreement between the Company and the outside legal counsel to the Board of Directors through the Committee, if in the judgment of outside legal counsel said matter could have a significant impact on the Company;

•	Investigate any matter brought to its attention within the scope of its duties with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate;

•	Establish and maintain procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls or auditing matters and establish clear hiring policies for employees or former employees of the Company’s independent auditors that meet the SEC regulations and New York Stock Exchange listing standards;

•	Retain and compensate, when necessary, independent counsel and other advisors;

•	Ensure that there is a confirmation in writing to the New York Stock Exchange annually or with respect to any changes on the Audit Committee regarding independence, financial capabilities and the annual review and reassessment of the Audit Committee Charter;

•	Disclose in the Company’s Proxy Statement the Audit Committee Charter and affirmation as to the Committee satisfying their responsibilities during the year in compliance with the Charter. The Charter will be included in the Proxy Statement every three years or when significant amendments are made to it;

•	Prepare the report required by the SEC rules to be included in the Company’s proxy statement; and

•	Perform an evaluation of its performance at least annually to determine whether the Committee is functioning effectively.

     Reaffirmed and Approved at the October 2005, Board of Directors Meeting.

ANNUAL MEETING OF STOCK HOLDERS OF

WOLVERINE TUBE, INC.

May 23, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    [X]

1. Election of Directors		2. Ratify the appointment of KPMG LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2006.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

[ ] FOR ALL NOMINEES	NOMINEES: [ ] Griffiths	PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IN THE ENCLOSED ENVELOPE.
[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES	[ ] Gilchrist
[ ] FOR ALL EXCEPT (see instructions below)	[ ] Hare

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    [  ]

Signature of Stockholder                                                               Date                            Signature of Stockholder                                                               Date

Note:	Please sign as name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WOLVERINE TUBE, INC.

200 CLINTON AVENUE WEST, SUITE 1000, HUNTSVILLE, ALABAMA 35801
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Wolverine Tube, Inc. (“Wolverine”) hereby appoints Johann R. Manning, Jr. and James E. Deason, and each of them individually, with full power of substitution, as Proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Annual Meeting of Stockholders of Wolverine to be held on Tuesday, May 23, 2006 at 8:30 a.m. local time at The Regency Hotel, 540 Park Avenue, New York, New York 10012, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement, dated April 18, 2006 and the related Notice of Annual Meeting of Stockholders. The Board of Directors recommends that you vote FOR the following proposals.

(Continued and to be signed on the reverse side.)